UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2007

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Section 409A of the Internal Revenue Code (“Section 409A”) imposes significant penalties on individual taxpayers who were granted stock options that were unvested as of December 31, 2004 and that have an exercise price of less than the fair market value of the stock on the date of grant (“Affected Options”). These tax consequences include income tax at vesting, an additional 20% tax and interest charges. In addition, the issuer of Affected Options must comply with certain reporting and withholding obligations under Section 409A.

These adverse tax consequences can be avoided for unexercised Affected Options if the exercise price of the Affected Option is adjusted to reflect the fair market value at the time the option was granted (as such measurement date is determined for financial reporting purposes). Effective November 8, 2007, Albert E. Clement, the Chief Financial Officer of VeriSign, Inc. (“VeriSign or the “Company), elected to increase the exercise price of unexercised Affected Options that he holds to the fair market value of VeriSign common stock on the date of grant (as such measurement date is determined for financial reporting purposes).

The exercise price of options to purchase an aggregate of 63,000 shares of common stock held by was increased from $17.36 to $19.82 per share and the exercise price of options to purchase 3,369 shares of common stock was increased from 12.88 to $14.93 per share. Mr. Clement will also receive a payment of $161,886 in connection with the election to compensate him for the higher exercise prices of the stock options. This payment, which is expected to be made on January 4, 2008, was calculated in the same manner as the cash bonus payments that will be paid to the Company’s non-officer employees who elected to participate in the Company’s offer to amend or replace eligible Affected Options that was completed in August 2007.

Item 8.01.	Other Events.

The staff of the Securities and Exchange Commission (“SEC”) has formally notified the Company that the SEC’s investigation concerning the Company’s historical stock option granting practices has been terminated and that no enforcement action was recommended to the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: November 14, 2007	By:	/s/ Richard H. Goshorn
Richard H. Goshorn Senior Vice President, General Counsel and Secretary